EXHIBIT 10.26
Safeguard Scientifics, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087
(610) 293-0060
(610) 293-0601 (General Fax)
December 12, 2006
Mr. Stephen Zarrilli
Penn Valley Group
435 Devon Park Drive
Building 700
Wayne PA 19087
Dear Steve:
     On behalf of SAFEGUARD SCIENTIFICS, INC. (the “Company”), I am delighted to set forth the terms and conditions of your consulting engagement in this letter, which will serve as our agreement (the “Agreement”).
     1. Services to be Performed by You.
     (a) Services. In your capacity as an independent consultant and advisor to the Company, you will serve as the Company’s Acting Senior Vice President, Acting Chief Administrative Officer and Acting Chief Financial Officer, with such duties and responsibilities as are customarily incident to the role of chief financial officer and as are otherwise assigned to you from time to time consistent with such role and the roles of the other positions set forth above. These duties and responsibilities include, without limitation, the preparation and filing of all filings required to be made with the Securities and Exchange Commission (the “SEC”) during the term of this Agreement, the obligation to sign all such filings, all reports and certifications required by the SEC in connection therewith, and management representation letters to the Company’s independent public auditors, and to support all of the Company’s acquisition and divestiture activity. In addition, you agree to provide reasonable transition support to transition your responsibilities to your successor for 30 days following the commencement of such successor’s service to the Company. Collectively, these duties and responsibilities are referenced in this Agreement as the “Consulting Services.”
     During the term of this Agreement, you shall devote sufficient time to the execution of these duties and responsibilities so as to discharge them in a professional manner consistent with the Company’s historic standards of excellence and the Company’s business and ethics policies. The Company recognizes that you will continue to provide services on behalf of the Penn Valley Group, and consents to your continued

performance of such services, provided that it does not interfere with your performance of the Consulting Services.
     You shall report to the Company’s Chief Executive Officer.
     (b) Administrative Support. The Company shall maintain an office for you at the Company’s headquarters in Devon, PA and at the Company’s cost and shall provide secretarial and administrative services to you as may be necessary to perform the Consulting Services.
     (c) Change in Status. If, in the judgment of the Company’s Chief Executive Officer, as a matter of compliance with laws, rules or regulations applicable to the Company, it should become necessary for the individual who serves as the Company’s chief financial officer to serve as a common law employee of the Company, you shall undertake your commercially reasonable best efforts to negotiate terms of service that reflect that employee status.
     2. Compensation.
     (a) Retainer. The Company shall pay you a retainer of $2,500 per day, payable as soon as practicable after the completion of each calendar month, provided that (i) the maximum retainer payment for any calendar month shall not exceed $50,000, and (ii) your total retainer compensation in connection with your reasonable transition support to transition your responsibilities to your successor as provided in Paragraph 1(a) shall not exceed $50,000.
     (b) Equity. Effective upon the date the term of this Agreement commences (as provided in Paragraph 3), the Company shall make a grant to you of non-qualified stock options to acquire 150,000 shares of the Company’s common stock pursuant to the Safeguard Scientifics, Inc. 2004 Equity Compensation Plan (the “Plan”). The option exercise price for all such stock options shall be equal to the average of the highest and lowest sales prices of a share of stock on the New York Stock Exchange on the date on which the term of this Agreement commences, or if such date is not a trading date, on the immediately preceding day on which there were stock transactions on that exchange. The grant shall be the subject of a standard Grant Instrument issued pursuant to the Plan, which shall contain the following rules:
          (i) Your options shall vest and become exercisable as follows, provided that in no event shall the number of stock options that may vest under this Agreement exceed 150,000:
               (1) Upon the timely and complete filing of the Company’s Form 10-K for the year ending December 31, 2006 with the SEC during the term of this Agreement, the product of (x) 15,000 times (y) the number of completed calendar months elapsed from the date the term of this Agreement commences through the date of such filing.

               (2) Following the timely and complete filing of the Company’s Form 10-K for the year ending December 31, 2006 with the SEC, an additional 15,000 stock options shall vest on the first date of each calendar month beginning after such filing, provided that you continue to provide Consulting Services under this Agreement on each such date.
               (3) Upon the satisfactory completion of your services relating to the transition of your duties and responsibilities to your successor, as determined by the Company’s Chief Executive Officer in his sole discretion, or upon your appointment as the Company’s Chief Financial Officer (and the removal of the term “Acting” from your titles), all stock options that have not previously vested and become exercisable shall become fully vested and exercisable.
Any stock options that remain unvested upon the termination of this Agreement shall be forfeited.
          (ii) All stock options that vest under this Agreement shall continue to be exercisable, subject to the terms and conditions of the Plan and the Grant Instrument issued pursuant to the Plan, until the earlier of (A) the eighth (8th) anniversary of the date on which the term of this Agreement commences, and (B) the third (3rd) anniversary of the cessation or termination of your services as the company’s acting Chief Financial Officer or Chief Financial Officer.
     (d) Reimbursement of Expenses. The Company shall reimburse you in accordance with the Company’s regular policies and practices for travel and other business expenses reasonably incurred by you in connection with the Company’s business.
     3. Term. Subject to the completion of a satisfactory background check, to which you consent, this Agreement will become effective on December 15, 2006 or such other mutually agreeable date, and will continue in effect until the earliest of (i) your death, (ii) your disability such that you are unable to continue to perform Consulting Services, (iii) the 30th day following the appointment of your successor and (iv) the termination of the Agreement by you or the Company in accordance with the next sentence. Either you or the Company may terminate this Agreement at any time and for any reason, effective on 30 days’ advance notice.
     4. Company Policies. You represent and warrant that you are not aware of any contractual or other restriction on your ability to provide the Consulting Services pursuant to this Agreement. You agree to be bound and subject to all material Company policies, including, without limitation, such policies relating to competition with the Company, confidentiality, use and return of Company property, and securities trading policies and restrictions, as apply to the Company’s executive officers.
     5. Independent Contractor Relationship. None of the provisions of this Agreement are intended to create nor shall be deemed or construed to create any relationship between you and the Company other than that of independent parties contracting with each other solely for the purpose of effecting the provisions of this Agreement. You understand and agree that the Company will not withhold from payments made upon this Agreement any funds for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any government body and all of such payments that may be required by law are your sole and exclusive responsibility. In addition, except as specifically provided in this Agreement, you shall not be eligible to participate in any plan, program or other arrangement maintained by the Company to provide benefits or compensation to employees of or other service providers to the Company, including but not limited to retirement, welfare, bonus or incentive plans, programs or arrangements. You also agree that you shall not make any claim for benefits under any such plan, program or arrangement based on your service to the Company pursuant to this Agreement.
     6. Waiver. Any waiver by you or the Company of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of you or the Company to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.
     7. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matters hereof, supersedes all existing agreements between them concerning such subject matters, and may be modified only by a written instrument duly executed by you and the Company.
     8. Assignment; Binding Effect. Your and the Company’s respective rights and obligations under this Agreement shall not be transferable by assignment or otherwise without the written consent of the other parties hereto. The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by you and the Company and our respective heirs, executors, administrators, successors and permitted assigns.
     9. Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
     10. Severability. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements shall not affect the validity or enforceability of any other covenant or agreement contained herein. In addition, if, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained herein because the duration thereof is too long or the scope thereof is too broad, it is expressly agreed between you and the Company that such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements, to the extent allowed by applicable law. This Section 10 shall survive the termination of this Agreement.

     11. Counterparts; Governing Law. This Agreement may be delivered via facsimile executed in counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the rules governing the conflicts of laws.
     12. Notices. All notices and other communications hereunder shall be in writing and shall be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by fax.
     If to the Consultant:
Stephen Zarrilli
Penn Valley Group
435 Devon Park Drive
Building 700
Wayne PA 19087
Fax: 610-977-2769
     If to the Company:
Safeguard Scientifics, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087
Attention: General Counsel
Fax: (610) 293-0601
* * * * *
     Steve, please accept my sincere personal thanks for your willingness to serve. I look forward to working with you.
     So that we may have a record of your consent to the terms and conditions described above, please sign and date the attached copy of this Agreement and return it to me.
Cordially,
/s/ Peter Boni
Peter Boni
FOR SAFEGUARD SCIENTIFICS, INC.
Agreed to this 15th day of December, 2006
/s/ Stephen Zarrilli
Stephen Zarrilli